Exhibit 10.3
FOURTH AND VINE
OFFICE LEASE
     THIS LEASE, made the 9th day of May, 2008, by and between SELIG HOLDINGS COMPANY, a Washington limited liability company, whose address is 1000 Second Avenue, Suite 1800, Seattle, Washington, 98104-1046, hereinafter referred to as “Lessor” and ONCOTHYREON INC., a Delaware corporation, hereinafter referred to as “Lessee”.
     1. DESCRIPTION, Lessor in consideration of the agreements contained in this lease, does hereby lease to Lessee, upon the terms and conditions hereinafter set forth, that certain space consisting of the agreed upon square footage* of 18,177 (hereinafter referred to as “Premises”) situated on the 5th floor level of the Fourth & Vine Building, 2601 Fourth Avenue, City of Seattle, State of Washington 98121, the legal description of which is:
Lots 5, 6, 7 and 8, Block 33 Bell and Denny’s Second Addition to City of Seattle, heretofore laid off by A. A. Denny and William N. Bell according to plat recorded in Volume 1 of plats, page 77 in King County Washington.
Suite 500

*  Rentable square footage stated above is an estimate of the rentable square footage and is based on the Building Owners and Managers Association Standard Method for Measuring Area in Office Buildings (ANSI/BOMA Z65.1-1996).
     2. TERM, The term of this Lease shall be for a period of eighty-four (84) months, commencing the eighteenth day of December, 2011 and ending eighty-four (84) months thereafter.
     3. RENT, Lessee covenants and agrees to pay Lessor rent each month in advance on the first day of each calendar month. Rent shall be computed at the annual base rental rate as follows:

12/18/11 — 12/17/12	$31.50
12/18/12 — 12/17/13	$32.00
12/18/13 — 12/17/14	$32.50
12/18/14 — 12/17/15	$33.00
12/18/15 — 12/17/16	$33.50
12/18/16 — 12/17/17	$34.00
12/18/17 — 12/17/18	$34.50
     Rent for any fractional calendar month, at the beginning or end of the term, shall be the pro rated portion of the rent computed on an annual basis.
     4. CONSIDERATION, As consideration for the execution of this Lease, Lessee shall deliver to Lessor, within five (5) days of full execution of this Lease, prepayment of first months rent ($48,472.00), and the last month’s rent ($53,016.25), plus a deposit (the “Security Deposit”) equal to three (3) month’s average rent ($152,232.17) as security for Lessee’s performance under the Lease. Such consideration shall be in the form of cash, totaling ($253,720.62).

     5. USES, Lessee agrees that Lessee will use and occupy said Premises for general office, laboratory, research and development uses and related purposes and for no other purposes without Lessor’s prior written consent (the “Permitted Use”).
     6. RULES AND REGULATIONS, Lessee and their agents, employees, servants or those claiming under Lessee will at all times observe, perform and abide by all of the Rules and Regulations that are printed within this Office Lease, or which may be hereafter promulgated by Lessor, all of which it is covenanted and agreed by the parties hereto shall be and are hereby made a part of this lease. Notwithstanding anything to the contrary herein, Lessee shall not be required to comply with any new rule or regulation unless the same applies non-discriminatorily to all occupants of the Building, does not unreasonably interfere with Lessee’s use of the Premises or Lessee’s parking rights and does not materially increase the obligations or decrease the rights of Lessee under this Lease.
     7. CARE AND SURRENDER OF PREMISES, Lessee shall take good care of the Premises and shall promptly make all necessary repairs except those required herein to be made by Lessor. At the expiration or sooner termination of this lease, Lessee, without notice, will immediately and peacefully quit and surrender the Premises in good order, condition and repair (damage by reasonable wear, the elements, fire, casualties, condemnation, Hazardous Materials (other than those released or emitted by Lessee), and alterations or other interior improvements which it is permitted to surrender at the termination of the Lease, excepted). Lessee shall be responsible for removal of all personal property from the Premises, (excepting fixtures being that which is attached to the Premises, and property of the Lessor) including, but not limited to, the removal of Lessee’s communication cabling, telephone equipment and signage. Lessee shall be responsible for repairing any damage to the Premises caused by such removal. If Lessee fails to remove and restore the Premises at lease expiration, then Lessor shall have the right to remove said property and restore the Premises and Lessee shall be responsible for all costs associated therewith. Lessee shall also be responsible for those costs incurred by Lessor for removing debris Lessee may discard in the process of preparing to vacate the Premises and for a final cleaning of the Premises, including, but not limited to, the cleaning, or replacement of carpets if damage is not caused by reasonable wear, and removal and disposal of Lessee’s personal property remaining in the Premises.
     8. ALTERATIONS, Lessee shall not make any alterations or improvements in, or additions to said Premises (“Alterations”) without first obtaining the written consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed; provided however, that if Lessor has not granted or denied its consent to any such proposed Alterations within ten (10) business days after its receipt of Lessee’s written request for such approval, then Lessor shall be deemed to have approved such Alterations. All such alterations, additions and improvements shall be at the sole cost and expense of Lessee and shall become the property of Lessor and shall remain in and be surrendered with the Premises as a part thereof at the termination of this lease, without disturbance, molestation or injury. Notwithstanding anything to the contrary herein, (a) Alterations and Lessee’s trade fixtures, furniture, equipment and other personal property installed in the Premises (except for any of the foregoing paid for with the proceeds of the Allowance) (“Lessee’s Property”) shall at all times be and remain Lessee’s property, (b) except for Alterations which cannot be removed without structural injury to the Premises, at any time except during the ordinary business hours of the Building. Lessee may remove Lessee’s Property from the Premises, provided that

Lessee repairs all damage caused by such removal, (c) Lessor shall have no lien or other interest in any item of Lessee’s Property and (d) Lessor shall have no right to require Lessee to remove any alterations unless it notifies Lessee at the time it consents (or is deemed to have consented) to such alteration that it shall require such alteration to be removed.
     9. RESTRICTIONS, Lessee will not use or permit to be used in said Premises anything that will increase the rate of insurance on said Building or any part thereof (except for the Permitted Use), nor anything that may be dangerous to life or limb; nor in any manner deface or injure said Building or any part thereof; nor overload any floor or part thereof; nor permit any objectionable noise or odor to escape or to be emitted from said Premises, or do anything or permit anything to be done upon said Premises in any way tending to create a nuisance or to disturb any other tenant or occupant of any part of said Building. If Lessee’s Permitted Use causes Lessor’s rate of insurance to increase, Lessee shall reimburse Lessor such increase. Lessee, at Lessee’s expense, will comply with all health, fire and police regulations respecting said Premises. The Premises shall not be used for lodging or sleeping, and no animals or birds will be allowed in the Building (except as permitted under the Permitted Use). Notwithstanding anything to the contrary herein, Lessee shall not be required to comply with or cause the Premises to comply with any laws, rules or regulations requiring the construction of alterations unless such compliance is necessitated solely due to Lessee’s particular use of the Premises.
     10. WEIGHT RESTRICTIONS, Safes, furniture or bulky articles may be moved in or out of said Premises only at such hours and in such manner as will least inconvenience other tenants, which hours and manner shall be at the discretion of Lessor. No safe or other article of over 2,000 pounds shall be moved into said Premises without the consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed, and Lessor shall have the right to locate the position of any article of weight in said Premises if Lessor so desires.
     11. SIGN RESTRICTION, No sign, picture, advertisement or notice shall be displayed, inscribed, painted or affixed to any of the glass or woodwork of the Building without the prior approval of Lessor. Such approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Lessor shall install within a reasonable time following execution of this Lease, at Lessor’s cost and expense, appropriate building standard signage identifying Lessee’s name at the main building directory.
     12. LOCKS, No additional locks shall be placed upon any doors of the Premises. Keys will be furnished to each door lock. At the termination of the lease, Lessee shall surrender all keys to the Premises whether paid for or not.
     13. KEY, Lessor, his janitor, engineer or other agents may retain a pass key to said Premises to enable him to examine the Premises from time to time with reference to any emergency or to the general maintenance of said Premises. Notwithstanding anything to the contrary herein, Lessor and Lessor’s agents, except in the case of emergency, shall provide Lessee with one (1) business day notice prior to entry of the Premises. Any entry by Lessor and Lessor’s agents shall not impair Lessee’s operations more than reasonably necessary, and shall comply with Lessee’s reasonable security measures, all applicable laws and regulations and all of Lessee’s policies and procedures, including, without limitation, all posted notices and instructions.

     14. TELEPHONE SERVICE, If Lessee desires telephonic or any other electric connection, Lessor will direct the electricians as to where and how the wires are to be introduced, and without such directions no boring or cutting for wires in installation thereof will be permitted.
     15. SERVICES, Lessor shall maintain Premises and the public and common areas of Building, such as lobbies, stairs, corridor and restrooms, in reasonably good order and condition except for damage occasioned by the act of Lessee. Notwithstanding anything to the contrary herein, Lessor shall perform and construct, and Lessee shall have no responsibility to perform or construct, any repair, maintenance or improvements (a) necessitated by the acts or omissions of Lessor or any other occupant of the Building, or their respective agents, employees or contractors, (b) for which Lessor has a right of reimbursement from others, (c) to the structural portions of the Building, (d) which could be treated as a “capital expenditure” under generally accepted accounting principles, (e) to the heating, ventilating, air conditioning, electrical, water, sewer, and plumbing systems serving the Premises and the Building; provided, however, that Lessee shall obtain a one (1) year warranty on any Tenant Improvements made to such systems, and (f) to any portion of the Building outside of the demising walls of the Premises. Notwithstanding the foregoing, Lessee shall pay for its share of the repairs described in subsections (d) – (f) to the extent such costs are properly included in Operating Services.
     Lessor shall furnish Premises with electricity for lighting and operation of low power usage office machines, laboratory machines, heat, normal office and laboratory air-conditioning, and elevator services, during the ordinary business hours of the Building. Such hours are 6:00 a.m. – 6:00 p.m. Monday through Friday. Air-conditioning units and electricity therefore for special air-conditioning requirements, such as for information technology rooms or those rooms and/or areas requiring air conditioning 24 hours per day, seven days per week, shall be at Lessee’s expense. If usage of other utilities exceeds other utilities that are typically consumed for the Permitted Use, such excess shall be reimbursed by Lessee to Lessor. Lessor shall also provide lighting replacement for Lessor furnished lighting, toilet room supplies, window washing with reasonable frequency, and customary janitor service. Lessor shall provide all services, which are normally provided in similar office buildings in the general area in a first class and a cost efficient manner. Electricity for lighting and operation of low power usage office machines, laboratory machines, heat, normal office and laboratory air conditioning, and elevator services shall be provided without additional charge between the hours of 7 a.m. to 7 p.m., Monday through Friday and between 7 a.m. to 1 p.m., Saturdays throughout the year except Christmas Day, Thanksgiving, New Year’s Day, Memorial Day, Independence Day and Labor Day.
     Lessor shall not be liable to Lessee for any loss or damage caused by or resulting from any variation, interruption or any failure of said services due to any cause whatsoever. No temporary interruption or failure of such services incident to the making of repairs, alterations, or improvements, or due to accident or strike or conditions or events not under Lessor’s control shall be deemed as an eviction of Lessee or relieve Lessee from any of Lessee’s obligations hereunder. Notwithstanding anything to the contrary herein, if, due to Lessor’s negligence, the Premises should become not reasonably suitable for Lessee’s use as a consequence of cessation of utilities or other services, interference with access to the Premises, legal restrictions or the presence of any Hazardous Material which does not result from Lessee’s release or emission of such Hazardous Material, and in any of the foregoing cases the interference with Lessee’s use of the Premises persists for fifteen (15)

calendar days, then Lessee shall be entitled to an equitable abatement of rent to the extent of the interference with Lessee’s use of the Premises occasioned thereby. If the interference persists for more than ninety (90) calendar days, Lessee shall have the right to terminate this Lease; provided that Lessee has given Lessor at least thirty (30) calendar days prior written notice of such termination, which notice may be delivered within such ninety (90) day period.
     In the event of any lack of attention on the part of Lessor and any dissatisfaction with the service of the Building, or any unreasonable annoyance of any kind, Lessee is requested to make complaints at Lessor’s Building office and not to Lessor’s employees or agents seen within the Building. Lessee is further requested to remember that Lessor is as anxious as Lessee that a high grade service be maintained, and that the Premises be kept in a state to enable Lessee to transact business with the greatest possible ease and comfort. The rules and regulations are not made to unnecessarily restrict Lessee, but to enable Lessor to operate the Building to the best advantage of both parties hereto. To this end Lessor shall have the right to waive from time to time such part or parts of these rules and regulations as in his judgment may not be necessary for the proper maintenance or operation of the Building or consistent with good service, and may from time to time make such further reasonable rules and regulations as in his judgment may be needed for the safety, care and cleanliness of the Premises and the Building and for the preservation of order therein.
     16. SOLICITORS, Lessor will make an effort to keep solicitors out of the Building, and Lessee will not oppose Lessor in his attempt to accomplish this end.
     17. FLOOR PLAN, A plan of the Premises shall be attached hereto and marked Exhibit A.
     18. ASSIGNMENT, Lessee will not assign this lease, or any interest hereunder without Lessor’s prior written consent, which shall not be unreasonably withheld or delayed, and this Lease, or any interest hereunder, shall not be assigned by operation of law. Lessee shall have the right to sublease or assign the Premises to any affiliated company or any entity resulting from the merger, consolidation or restructuring of Lessee or in connection with a sale of the assets used in connection with the business operated by Lessee at the Building, by providing fifteen (15) days prior written notice to Lessor. A sale or transfer of Lessee’s capital stock shall not be deemed an assignment, subletting or any other transfer of this Lease or the Premises. Lessee shall retain seventy-five percent (75%) of any profits obtained from subleasing or assignment, net of all expenses incurred by Lessee attributable to the assignment or sublease, including brokerage fees, legal fees and tenant improvements.
     19. OPERATING SERVICES AND REAL ESTATE TAXES, The annual base rental rate per rentable square foot in Paragraph 3 includes Lessee’s proportionate share of Operating Services and Real Estate Taxes for the first twelve months of the lease term, “Base Year Costs”. Only actual increases from these Base Year Costs, if any, will be passed on to Lessee on a proportionate basis.
DEFINITIONS
Base Year

     For computing the Base Year Costs, the base year shall be the calendar year stated herein or if a specific calendar year is not stated herein then the base year shall be the calendar year in which the lease term commences. The base year shall be the calendar year 2012.
Comparison Year
     The Comparison Year(s) shall be the calendar year(s) subsequent to the base year.
Operating Services
     “Operating Services” include, but are not limited to, the charges incurred by Lessor for: Building operation salaries, benefits, management fee of five percent (5%) of gross income for the Building, insurance, electricity, janitorial, supplies, telephone, HVAC, repair and maintenance, window washing, water and sewer, security, landscaping, disposal, elevator and any other service or supplies reasonably necessary to the use and operation of the premises. Operating Services shall also include the amortization cost of capital investment items and of the installation thereof, which are primarily for the purpose of safety, saving energy or reducing operating costs, or which may be required by governmental authority, (all such costs shall be amortized over the reasonable life of the capital investment item, with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles). Notwithstanding anything to the contrary contained herein, Operating Services shall not include and Lessee shall in no event have any obligation to perform or to pay directly, or to reimburse Lessor for, all or any portion of the following repairs, maintenance, improvements, replacements, premiums, claims, losses, fees, charges, costs and expenses (collectively, “costs”):
          (i) real estate taxes;
          (ii) legal fees, auditing fees, brokerage commissions, advertising costs, or other related expenses incurred by Lessor in an effort to generate rental income;
          (iii) repairs, alterations, additions, improvements, or replacements made to rectify or correct any defect in the original design, materials or workmanship of the Building or common areas (but not including repairs, alterations, additions, improvements or replacements made as a result of ordinary wear and tear);
          (iv) damage and repairs and other costs attributable to fire or other casualty or condemnation;
          (v) damage and repairs necessitated by the negligence or willful misconduct of Lessor, Lessor’s employees, contractors or agents:
          (vi) executive salaries and the salaries of other employees of Lessor to the extent that such services are not in connection with the management, operation, repair or maintenance of the Building;
          (vii) Lessor’s general overhead expenses not related to the Building;

          (viii) legal fees, accountant’s fees and other expenses incurred in connection with disputes with tenants or other occupants of the Building or associated with the enforcement of the terms of any leases with tenants or the defense of Lessor’s title to or interest in the Building or any part thereof unless the outcome is to the financial benefit of all tenants;
          (ix) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving, decorating, painting or altering (1) vacant space (excluding common areas) in the Building or (2) space for tenants or other occupants in the Building and costs incurred in supplying any item or service to less than all of the tenants in the Building;
          (x) costs incurred due to a violation by Lessor or any other tenant of the Building of the terms and conditions of a lease or other agreement;
          (xi) cost of any specific service provided to Lessee or other occupants of the Building for which Lessor is reimbursed (but not including Operating Services and Real Estate Tax increases above Base Year Costs to the extent reimbursed Lessor) or any other expense for which Lessor is or will be reimbursed by another source (i.e., expenses covered by insurance or warranties):
          (xii) costs and expenses which could be capitalized under generally accepted accounting principles, with the exception of the capital investment items specified hereinabove;
          (xiii) Building management fees in excess of the management fees specified hereinabove;
          (xiv) cost incurred with owning and/or operating the parking lot(s) serving the Building by independent parking operator(s);
          (xv) fees paid to Lessor or any affiliate of Lessor for goods or services in excess of the fees that would typically be charged by unrelated, independent persons or entities for similar goods and services;
          (xvi) rent called for under any ground lease or master lease;
          (xvii) principal and/or interest payments called for under any debt secured by a mortgage or deed of trust on the Building; and
          (xviii) costs occasioned by the act, omission or violation of any law by Lessor, any other occupant of the Building, or their respective agents, employees or contractors;
          (xix) costs to comply with any covenant, condition, restriction, underwriter’s requirement or law applicable to the Building on the Commencement Date;
          (xx) insurance Costs for coverage not customarily paid by tenants of similar projects in the vicinity of the Premises, earthquake insurance premiums (unless required by Lessor’s lender), increases in insurance Costs caused by the activities of another occupant of the Building, insurance deductibles, and co-insurance payments;

          (xxi) costs incurred in connection with the presence of any Hazardous Material, except to the extent caused by the release or emission of the Hazardous Material in question by Lessee;
          (xxii) expense reserves; and
          (xxiii) costs of structural repairs to the Building.
Operating Services that vary with occupancy shall be adjusted for the Base Year and all Comparison Year(s) to reflect the greater of actual occupancy or 95% occupancy.
Real Estate Taxes
     Real Estate Taxes shall be the taxes paid by Lessor in the base year and each respective Comparison Year. Real Estate Taxes shall be a separate category and shall be treated as such. “Real Estate Taxes” shall not include and Lessee shall not be required to pay any portion of any tax or assessment expense or any increase therein (a) in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest permitted term; (b) imposed on land and improvements other than the Building; (c) attributable to Lessor’s net income, inheritance, gift, transfer, estate or state taxes; or (d) resulting from a change of ownership or transfer of any or all of the Building or the improvement of any of the Building for the sole use of other occupants.
Proportionate Basis
     Lessee’s share of Base Year and Comparison Year(s) Costs shall be a fraction, the numerator of which shall be the number of rentable square feet contained in the leased Premises (see Paragraph 1) and the denominator of which shall be the number of rentable square feet in the Building in which the, leased Premises are Located (123,445/RSF).
Computation of Adjustments to Base Year Costs
     Any adjustment to Base Year Costs will commence to occur in the first month following the Base Year with subsequent adjustments commencing every twelve months of the lease term thereafter, as appropriate. Lessee shall be responsible for any increase between Lessee’s proportionate share of Base Year Costs and Lessee’s proportionate share of each respective Comparison Year(s) Costs. These costs shall be initially calculated based on estimated (projected) costs with reconciliation to actual costs when annual audited numbers are completed. For the purpose of calculating projected increases to Base Year Costs, Lessor shall review historical data to predict if any estimated increases would be anticipated in a Comparison Year(s). If they are, then commencing in Month 13 and/or every twelve month period thereafter, Lessor will assess a monthly charge to be paid together with monthly base rent. Once actual cost data for Comparison Year(s) Real Estate Taxes and Operating Services for the entire Building is formulated in accordance with generally accepted accounting principles and adjusted (to the extent such costs vary with occupancy) to the greater of actual occupancy or 100% occupancy, then Lessee’s estimated pass-through costs shall be corrected with Lessee or Lessor, as appropriate, reimbursing the other for the difference between the estimated and actual costs, at that time in a lump sum payment. Lessee or its authorized representative shall have the right to inspect the books of Lessor in Lessor’s own office and with reasonable prior written notice to Lessor, for the purpose of verifying Lessor’s determination of Operating Services and Real Estate Taxes.
     Upon termination of this lease, the amount of any corrected amount between estimated and actual costs with respect to the final Comparison Year shall survive the termination of the lease and shall be paid to Lessee or Lessor as appropriate within thirty (30) days after final reconciliation.
     Computation of or adjustment to Operating Services and/or Real Estate Taxes pursuant to this paragraph or to rent pursuant to Paragraph 3 shall be computed based on a three hundred sixty-five (365) day year.
     Lessee shall have no obligation to pay the cost of any Real Estate Taxes or Operating Services of a type not also included in the 2012 actual Real Estate Taxes or the 2012 actual Operating Services. If the 2012 actual Real Estate Taxes or the 2012 actual Operating Services are not based on a fully leased Building, then such amounts shall be increased to reflect a 100% leased Building.
     For an example, see Exhibit B attached hereto.
     20. ADDITIONAL TAXES OR ASSESSMENTS, Should there presently be in effect or should there be enacted during the term of this Lease, any law, statute or ordinance levying any assessments or any tax upon the leased premises other than federal or state income taxes that are included in “Real Property Taxes”, Lessee shall reimburse Lessor for Lessee’s proportionate share of said expenses at the same time as rental payments.
     21. LATE PAYMENTS, Any payment, required to be made pursuant to this Lease, not made on the date the same is due shall bear interest at a rate equal to three percent (3%) above the prime rate of interest charged from time to time by Bank of America, or its successor.
     In addition to any interest charged herein, a late charge of five percent (5%) of the payment amount shall be incurred for payments received more than five (5) days late.
     22. RISK, All personal property of any kind or description whatsoever in the demised Premises shall be at Lessee’s sole risk. Lessor shall not be liable for any damage done to or loss of such personal property or damage or loss suffered by the business or occupation of the Lessee arising from any acts or neglect of co-tenants or other occupants of the Building, or of Lessor or the employees of Lessor, or of any other persons, or from bursting, overflowing or leaking of water, sewer or steam pipes, or from the heating or plumbing or sprinklering fixtures, or from electric wires, or from gas, or odors, or caused in any other manner whatsoever except in the case of negligence on the part of Lessor. Lessee shall keep in force throughout the term of this lease such casualty, general liability and business interruption insurance as a prudent tenant occupying and using the Premises would keep in force. Lessor shall maintain all-risk property insurance during the Lease term in an amount equal to the full replacement value of the Building.
     23. INDEMNIFICATION, Lessee will defend, indemnify and hold harmless Lessor from any claim, liability or suit including attorney’s fees on behalf of any person, persons, corporations and/or firm for any injuries or damages occurring in or about the said Premises or on or about the sidewalk, stairs, or thoroughfares adjacent thereto to the extent such damages or injury was caused or partially caused by the ordinary or gross negligence or intentional act of Lessee and/or by Lessee’s agents, employees, servants, customers or clients. Notwithstanding anything to the contrary herein, Lessor shall not be released or indemnified from, and shall indemnify, defend, protect and hold harmless Lessee from, all losses, damages, liabilities, claims, attorneys’ fees, costs and expenses arising from the negligence or willful misconduct of Lessor or its agents, contractors, licensees or invitees, Lessor’s violation of any law, order or regulation, or a breach of Lessor’s obligations or representations under this Lease.
     24. WAIVER OF SUBROGATION, Notwithstanding anything to the contrary herein, Lessee and Lessor do hereby release and relieve each other and their respective agents, employees, successors, assignees and sublessees from all liability for injury to any person or damage to any property that is caused by or results from a risk which is actually insured against, which is required to be insured against under this Lease, or which would normally be covered by all risk property insurance. All of Lessor’s and Lessee’s repair and indemnity obligations under this Lease shall be subject to the waiver contained in this paragraph.
     25. SUBORDINATION, This lease and all interest and estate of Lessee hereunder is subject to and is hereby subordinated to all present and future mortgages and deeds of trust affecting the Premises or the property of which said Premises are a part. Lessee agrees to execute at no expense to the Lessor, any reasonable instrument which may be deemed necessary or desirable by the Lessor to further effect the subordination of this lease to any such mortgage or deed of trust. In the event of a sale or assignment of Lessor’s interest in the Premises, or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed of trust made by Lessor covering the Premises, Lessee shall attorn to the purchaser and recognize such purchaser as Lessor. Lessee agrees to execute, at no expense to Lessor, any estoppel certificate deemed necessary or desirable by Lessor to further effect the provisions of this paragraph. Notwithstanding anything to the contrary herein, prior to the Commencement Date, Lessor shall obtain from any lenders or ground lessors of the Premises a written agreement in form reasonably satisfactory to Lessee providing for recognition of Lessee’s interests under this Lease in the event of a foreclosure of the lenders security interest or termination of the ground lease. Further, the subordination of this Lease to a ground lease or instrument of security shall be conditioned upon Lessee’s receipt from any such ground lessors or lenders such a recognition agreement
     26. CASUALTY, In the event the leased Premises or the said Building is destroyed or injured by fire, earthquake or other casualty, then Lessor may, at Lessor’s option, proceed with reasonable diligence to rebuild and restore the said Premises or such part thereof as may be injured as aforesaid, provided that within sixty (60) days after such destruction or injury Lessor will notify Lessee of Lessor’s intention to do so, and during the period of such rebuilding and restoration the rent shall be abated on the portion of the Premises that is unfit for occupancy. During any period of abatement of rent due to casualty or destruction of the Premises, Lessor shall use its best efforts to locate comparable space for Lessee at the fair market rate not to exceed Lessee’s rental rate hereunder. Lessor shall not be liable for any consequential damages by reason of inability, after use of its best efforts, to locate alternative space comparable to the premises leased hereunder. Notwithstanding the foregoing, if the Premises are damaged by any peril and Lessor does not terminate this Lease, then Lessee shall have the option to terminate this Lease if the Premises cannot be, or are not in fact, fully restored by Lessor to their prior condition within ninety (90) calendar days after the damage. Lessor shall not have the right to terminate this Lease if the damage to the Building does not affect the Premises or is (a) due to a risk required to be insured against under Section 22 of this Lease or (b) relatively minor (e.g., repair or restoration would cost less than ten percent (10%) of the replacement cost of the Building). Whenever Rent is to be abated under this Lease, all Rent and additional rent shall be equitably abated based upon the extent to which Lessee’s use of the Premises is diminished. Notwithstanding anything to the contrary in the Master Lease (defined below), Lessor’s obligations to restore the Premises and rights to terminate this Lease or the Master Lease following a casualty shall, effective as of the date of execution of this Lease, be as set forth in this Section 26.
     27. INSOLVENCY, If Lessee becomes insolvent, or makes a general assignment for the benefit of creditors, or a receiver is appointed for the business or property of Lessee, or a petition is filed in a court of competent jurisdiction to have Lessee adjudged bankrupt, then Lessor may at Lessor’s option terminate this ease. Said termination shall reserve unto Lessor all of the rights and remedies available under Paragraph 28 (“Default”) hereof, and Lessor may accept rents from such assignee or receiver without waiving or forfeiting said right of termination.
     28. DEFAULT, If this Lease is terminated in accordance with any of the terms herein or operation of law or equity, or if Lessee vacates or abandons the Premises, or if Lessee shall fail at any time to keep or perform any of the covenants or conditions of this Lease, including but not limited to payment of rent and other charges due under the Lease, then, and in any of such events, Lessor may with or without notice or demand, at Lessor’s option, and without being deemed guilty of trespass and/or without prejudicing any remedy or remedies which might otherwise be used by Lessor for arrearages or preceding breach of covenant or condition of this Lease, enter into and repossess said Premises and expel the Lessee and all those claiming under Lessee. In such event Lessor may eject and remove from said Premises all goods and effects (forcibly if necessary). This lease if not otherwise terminated may immediately be declared by Lessor as terminated. The termination of this lease pursuant to this Article shall not relieve Lessee of its obligations to make the payments required herein, In the event this Lease is terminated pursuant to this Article, or if Lessor enters the Premises without terminating this lease and Lessor relets all or a portion of the Premises, Lessee shall be liable to Lessor for all the costs of reletting, including necessary renovation and alteration of the leased Premises. Lessee shall remain liable for all unpaid rental which has been earned plus late payment charges pursuant to Paragraph 21 and for the remainder of the term of this lease for any deficiency between the net amounts received following reletting and the gross amounts due from Lessee, or if Lessor elects, Lessee shall be immediately liable for all rent and additional rent (Paragraph 19) that would be owing to the end of the term, less any rental loss Lessee proves could be reasonably avoided, which amount shall be discounted by the discount rate of the Federal Reserve Bank, situated nearest to the Premises, plus one percent (1%). Waiver by the Lessor of any default, monetary or non-monetary, under this Lease shall not be deemed a waiver of any future default under the Lease. Acceptance of rent by Lessor after a default shall not be deemed a waiver of any defaults (except the default pertaining to the particular payment accepted) and shall not act as a waiver of the right of Lessor to terminate this Lease as a result of such defaults by an unlawful detainer action or otherwise. Notwithstanding anything to the contrary herein, Lessee shall not be deemed to be in default on account of Lessee’s failure to (a) pay money to Lessor, unless such failure to pay continues for five (5) calendar days after Lessee’s actual receipt of written notice of the delinquency or (b) perform any other covenant of this Lease, unless such failure continues after Lessee’s actual receipt of written notice for a period of thirty (30) calendar days or such longer time as may reasonably be required to cure the default. Notwithstanding anything to the contrary herein, Lessee shall not be in default of this Lease solely because it abandons or vacates the Premises, or as a consequence of the filing of an involuntary bankruptcy petition, the appointment of a receiver, the attachment of any interest in this Lease or of Lessee’s other assets or the exercise by any third party of any other remedy with respect to Lessee, Lessee’s interest in this Lease or Lessee’s other assets, unless the petition, receiver, attachment or other remedy is not discharged within sixty (60) calendar days. Notwithstanding anything to the contrary herein, (a) Lessor shall use its best efforts to mitigate any damages resulting from any default by Lessee, and Lessee shall not in any event be liable for any damages reasonably mitigable by Lessor and (b) Lessor waives any rights of distraint or to imposition of a Landlord’s lien as a remedy for unpaid rent or other charges due under this Lease. Provided, however, that Lessor shall retain all rights and remedies afforded by law or equity with regard to any personal property which is not removed from the Premises by Lessee within fifteen (15) days after Lessee’s surrender of the Premises following the termination of the lease term.
     29. EXCESS UTILITIES AND SERVICES/ACTUAL COSTS, In the event that Lessee requires utilities including electricity, water, heating, ventilating or air-conditioning (“HVAC”) and/or services in excess of what Lessor is required to provide during Business Hours, Lessor agrees to provide such extra utilities and services and Lessee agrees to reimburse to Lessor its actual costs of providing such extra utilities and services (“Actual Costs”), without a profit to or overhead charge by Lessor. In the event Lessee requires electricity and water in excess of the existing service on the floor, as of the date of this Lease, or modifications to the Base Building are required (such as risers or conduits), Lessor shall make such modifications and Lessee shall pay the Actual Costs of such modifications. Lessor may install a separate electrical and water meter, and bill Lessee separately for such electrical and water consumption if Lessee’s electrical and water usage exceeds the amounts utilized for the Tenant Improvements defined on Exhibit C.
     30. TENANT IMPROVEMENT ALLOWANCE, Notwithstanding anything to the contrary herein, Lessee may construct the tenant improvements (the “Tenant Improvements”) described on Exhibit C attached hereto (the “Work Letter”): provided, however, that on January 1, 2011, Lessor shall provide a Tenant Improvement allowance of $12.00 per rentable square foot (the “TI Allowance”) for all hard and soft costs of such Tenant Improvements, including, without limitation, interior improvements, infrastructure, permits, contractor fees, architects’, engineers’ and consultants’ fees, furniture moving and voice and cabling costs, subject to the terms and provisions of the Work Letter. Lessor shall not be called upon to make any alterations and/or modifications to the Premises as a result of the Tenant Improvements, except as provided in the Work Letter. Lessee shall be responsible for completing all tenant improvements. Lessor shall not charge Lessee a project management fee. Lessee shall select its’ own general contractor. Such general contractor shall be approved by Lessor. Such approval shall not be unreasonably withheld. Lessor hereby approves of                      as Lessee’s general contractor. At the end of the Lease term, Lessee shall to remove its personal property (not including the Tenant Improvements). Lessee shall repair any damage to the Premises associated with the removal of such equipment. Notwithstanding anything to the contrary herein, Lessee shall be entitled to surrender the Tenant Improvements upon the termination of the Lease. Notwithstanding anything to the contrary in or the existence of the Master

Lease, Lessee may commence construction of the Tenant Improvements upon execution of this Lease.
     31. SPACE PLANNING ALLOWANCE, Lessor shall provide an initial space planning allowance of $0.15 per rentable square foot (the “Space Planning Allowance”, together with the TI Allowance, the “Allowances”). Lessee shall have the right to select an architect of its choice.
     32. RENEWAL OPTION, Lessee shall have one (1) renewal option subject to eight (8) month’s prior written notice. The renewal option shall be for a five (5) year term. Upon the commencement of the renewal term, Base Rent shall be adjusted to reflect the fair market rate for comparable office/lab space. The determination of fair market rate shall be at the prevailing market rate for comparable second generation office buildings of similar age, condition and location, including all customary Lessor concessions, including tenant Improvement Allowance, free rent, and brokerage commissions (the “Market Rate”). The Market Rate shall be determined by the agreement of the parties or, if the parties cannot agree within sixty (60) days prior to the commencement of such renewal term, then by an appraisal. All other terms and conditions contained in this Lease, as the same may be amended from time to time by the parties in accordance with the provisions of this Lease, shall remain in full force and effect and shall apply during the renewal term. If it becomes necessary to determine the Market Rate by appraisal, real estate appraiser(s), all of whom shall be Members of the Appraisal Institute and who have at least five (5) years experience appraising research, development and office space located in the vicinity of the Premises shall be appointed and shall act in accordance with the following procedures:
          (i) If the parties are unable to agree on the Market Rate within the allowed time, either party may demand an appraisal by giving written notice to the other party, which demand to be effective must state the name, address and qualifications of an appraiser selected by the party demanding an appraisal (the “Notifying Party”). Within ten (10) calendar days following the Notifying Party’s appraisal demand, the other party (the “Non-Notifying Party”) shall either approve the appraiser selected by the Notifying Party or select a second properly qualified appraiser by giving written notice of the name, address and qualification of such appraiser to the Notifying Party. If the Non-Notifying Party fails to select an appraiser within the ten (10) day period, the appraiser selected by the Notifying Party shall be deemed selected by both parties and no other appraiser shall be selected. If two appraisers are selected, they shall select a third appropriately qualified appraiser. If the two appraisers fail to select a third qualified appraiser, the third appraiser shall be appointed by the then presiding judge of the county where the Premises are located upon application by either party.
          (ii) If only one appraiser is selected, that appraiser shall notify the parties in simple letter form of its determination of the Market Rate within fifteen (15) calendar days following his selection, which appraisal shall be conclusively determinative and binding on the parties as the appraised Market Rate. If multiple appraisers are selected, the appraisers shall meet not later than ten (10) calendar days following the selection of the last appraiser. At such meeting the appraisers shall attempt to determine the Market Rate as of the commencement date of the renewal term by the agreement of at least two (2) of the appraisers. If two (2) or more of the appraisers agree on the Market Rate at the initial meeting, such agreement shall be determinative and binding upon the parties hereto and the agreeing appraisers shall, in simple letter form executed by the agreeing appraisers, forthwith notify both Lessor and Lessee of the amount set by such agreement. If multiple appraisers are selected and two (2) appraisers are unable to agree on the Market Rate, all appraisers shall submit to Lessor and Lessee an independent appraisal of the Market Rate in simple letter form within twenty (20) calendar days following appointment of the final appraiser. The parties shall then determine the Market Rate by averaging the appraisals; provided that any high or low appraisal, differing from the middle appraisal by more than ten percent (10%) of the middle appraisal, shall be disregarded in calculating the average.
          (iii) If only one appraiser is selected, then each party shall pay one-half of the fees and expenses of that appraiser. If three appraisers are selected, each party shall bear the fees and expenses of the appraiser it selects and one-half of the fees and expenses of the third appraiser.
     33. TERMINATION OPTION, Lessee shall have an ongoing option to terminate this Lease any time following April 30, 2013. In such case, Lessee shall provide Lessor with at least twelve (12) months prior written notice. Further, upon Lessee’s notice of termination, Lessee shall pay Lessor a termination penalty equal to four (4) months of the then current Base Rent, including those pass-through costs defined in Paragraph 19. OPERATING SERVICES AND REAL ESTATE TAXES and Paragraph 20. ADDITIONAL TAXES OR ASSESSMENTS, plus all unamortized transaction costs (as of the termination date (including tenant improvements, allowance and real estate commission).
     34. EXPANSION RIGHTS, Lessee shall have a continuous and ongoing right of first refusal to lease any contiguous space in the Building that should become available over the Lease term (“Expansion Space”). Lessor shall notify Lessee if Lessor receives a bona fide offer from a third party to lease any Expansion Space. Lessee shall then have ten (10) days after receipt of such notice to elect to lease the Expansion Space. If Lessee does not indicate in writing its agreement to lease the Expansion Space on the terms contained in Lessor’s notice within said ten (10) day period, the Lessor thereafter shall have the right to lease the Expansion Space to a third party terms consistent with fair market rate for comparable office/lab space. If Lessor does not lease the Expansion Space within ninety (90) days after the expiration of said ten (10) business day period, any further transaction shall be deemed a new determination by Lessor to lease the Expansion Space and the provisions of this paragraph shall again be applicable. Lessee’s rejection of any particular offer shall not relieve Lessor of its obligation to again offer any Expansion Space to Lessee at any time that the Expansion Space subsequently becomes available.
     In the event Lessee’s expansion needs cannot be accommodated within the Building, Lessee shall have the right to relocate anywhere within the Lessor’s local portfolio. In such event, a new five (5) year lease term would be entered into on the same terms and conditions as set forth in this Lease.
     35. PARKING, Lessee has the right, but not the obligation, to rent eight (8) parking stalls in the Building’s garage and thirty (30) stalls outside. Parking rates shall be consistent with prevailing parking rates. Lessor represents that the current charge for parking is $190.00 per space inside the parking garage and $180.00 per space outside the parking garage.

     36. BINDING EFFECT, The parties hereto further agree with each other that each of the provisions of this lease shall extend to and shall, as the case may require, bind and inure to the benefit, not only of Lessor and Lessee, but also of their respective heirs, legal representatives, successors and assigns, subject, however, to the provisions of Paragraph 18 of this lease.
     It is also understood and agreed that the terms “Lessor” and “Lessee” and verbs and pronouns in the singular number are uniformly used throughout this lease regardless of gender, number or fact of incorporation of the parties hereto. The typewritten riders or supplemental provisions, if any, attached or added hereto are made a part of this lease by reference. It is further mutually agreed that no waiver by Lessor of a breach by Lessee of any covenant or condition of this lease shall be construed to be a waiver of any subsequent breach of the same or any other covenant or condition.
     37. HOLDING OVER, If Lessee holds possession of the Premises after term of this lease, Lessee shall be deemed to be a month-to-month tenant upon the same terms and conditions as contained herein, except monthly base rent which shall be one hundred twenty-five percent (125%) of the monthly base rent hereunder. During month-to-month tenancy, Lessee acknowledges Lessor will be attempting to relet the Premises. Lessee agrees to cooperate with Lessor and Lessee further acknowledges Lessor’s statutory right to terminate the lease with proper notice.
     38. ATTORNEY’S FEES, If any legal action is commenced to enforce any provision of this lease, the prevailing party shall be entitled to an award of reasonable attorney’s fees and disbursements.
     39. NO REPRESENTATIONS, Lessor has made no representations or promises except as contained herein or in some future writings signed by Lessor.
     40. QUIET ENJOYMENT, Effective as of the execution of this Lease, so long as Lessee pays the rent and performs the covenants contained in this lease, Lessee shall hold and enjoy the Premises peaceably and quietly, subject to the provisions of this lease.
     41. RECORDATION, Lessee shall not record this lease without the prior written consent of Lessor, whose consent shall not be unreasonably withheld, conditioned or delayed. However, at the request of Lessor, both parties shall execute a memorandum or “short form” of this lease for the purpose of recordation in a form customarily used for such purpose. Said memorandum or short form of this lease shall describe the parties, the Premises and the lease term, and shall incorporate this lease by reference.
     42. MUTUAL PREPARATION OF LEASE, It is acknowledged and agreed that this lease was prepared mutually by both parties. In the event of ambiguity, it is agreed by both parties that it shall not be construed against either party as the drafter of this lease.
     43. GOVERNING LAW, This lease shall be governed by, construed and enforced in accordance with the laws of the State of Washington.
     44. NOTICES, Unless at least five (5) calendar days’ prior written notice is given in the manner set forth in this paragraph, the address of each party shall be that address set forth below their signatures at the end of this Lease. All notices, demands or communications in connection with this Lease shall be personally delivered or properly addressed and deposited in the mail (certified, return receipt requested, and postage prepaid). Notices shall be deemed delivered (a) upon receipt, if personally delivered, or (b) three (3) business days after mailing, if mailed as set forth above.
     45. ENVIRONMENTAL, To the best knowledge of Lessor, (a) no Hazardous Material is present in the Building or the soil, surface water or groundwater thereof, (b) no underground storage tanks are present on the Building, and (c) no action, proceeding or claim is pending or threatened regarding the Building concerning any Hazardous Material or pursuant to any environmental law. Under no circumstance shall Lessee be liable for, and Lessor shall indemnify, defend, protect and hold harmless Lessee, its agents, contractors, stockholders, directors, successors, representatives, and assigns from and against, all losses, costs, claims, liabilities and damages (including attorneys’ and consultants’ fees) of every type and nature, directly or indirectly arising out of or in connection with any Hazardous Material present at any time in or about the Building, or the soil, air, improvements, groundwater or surface water thereof, or the violation of any laws, orders or regulations, relating to any such Hazardous Material, except to the extent that any of the foregoing actually results from the release or emission of Hazardous Material by Lessee or its agents or employees in violation of applicable environmental laws. “Hazardous Material” shall mean any material which is now or hereafter regulated by any governmental authority which poses a hazard to the environment or human health. This section constitutes the entire agreement of Lessor and Lessee regarding Hazardous Materials. No other provision of this Lease shall be deemed to apply thereto.
     46. APPROVALS, Whenever this Lease requires an approval, consent, determination, selection or judgment by either Lessor or Lessee, unless another standard is expressly set forth, such approval, consent, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed and, in exercising any right or remedy hereunder, each party shall at all times act reasonably and in good faith.
     47. REASONABLE EXPENDITURES, Any expenditure by a party permitted or required under this Lease, for which such party demands reimbursement from the other party, shall be limited to the fair market value of the goods and services involved, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party.
     48. LESSOR’S DEFAULT, In the event Lessor fails to perform any of its obligations under this Lease and (except in case of emergency posing an immediate threat to persons or property, in which case no prior notice shall be required) fails to cure such default within thirty (30) calendar days after written notice from Lessee specifying the nature of such default where such default could reasonably be cured within said thirty (30) day period, or fails to commence such cure within said thirty (30) day period and thereafter continuously with due diligence prosecute such cure to completion where such default could not reasonably be cured within said thirty (30) day period, then Lessee may, in addition to its other remedies, cure any default of Lessor at Lessor’s cost and deduct the reasonable cost of such cure from rent.
     49. PRIOR SUBLEASE, The parties hereto acknowledge that prior to the Commencement Date, Lessee is subleasing the Premises from Muze Inc., a Delaware corporation (“Sublandlord”) pursuant to a Sublease Agreement dated May ___, 2008 (the “Sublease”). The parties hereto agree that in the event Sublandlord’s lease with Lessor for the Premises leased herein (the “Master Lease”) is terminated early (i) for any reason other than a termination due to damage or destruction of the Premises or Building, the Commencement Date shall be modified to be the date immediately following the termination date of the Master Lease and the concurrent termination of the Sublease; in which event, during the period between the early termination date of the Master Lease and the scheduled Commencement Date of this Lease, Lessee shall continue to pay rent and operating expenses at rates set forth in the Sublease, and the Term of this Lease shall be adjusted accordingly; or (ii) if the Master Lease is terminated by Sublandlord or by Lessor due to damage or destruction of the Premises or the Building, the Sublease shall terminate concurrently with the Master Lease and this Lease shall be rescinded concurrently with the termination of said Master Lease and all amounts previously paid by Lessee to Lessor shall be returned to Lessee.
     50. BROKER COMMISSION, Lessor shall pay to The Staubach Company a leasing commission equal to four and 50/100 dollars per rentable square foot ($4.50/RSF). Such commission shall be payable to The Staubach Company, half upon full execution of lease documents by all parties and the remaining half twelve months after the execution of this Lease. Additionally, should Lessee default on this Office Lease, The Staubach Company shall reimburse Lessor the unamortized portion of the leasing commission. IN WITNESS WHEREOF, the parties hereof have executed this lease the day and year first above written.

SELIG HOLDINGS COMPANY,	ONCOTHYREON INC.,
a Washington limited liability company	a Delaware corporation

/s/ Martin Selig	/s/ Robert Kirkman, M.D.

By: Martin Selig	By: Robert Kirkman, M.D.
Its: Managing Member	Its: CEO
“Lessor”	“Lessee”

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)
     On this 9th day of May, 2008, before me, a Notary Public in and for the State of Washington, personally appeared MARTIN SELIG, to me known to be the Managing Member respectively, of Selig Holdings Company, LLC the entity that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said entity, for the uses and purposes therein mentioned, and on oath stated that he/she/they is/are authorized to execute said instrument on behalf of the entity.

/s/ Jill M. Hayes
Notary Public in and for the State of Washington
Residing at: Issaquah My commission expires: June 1, 2010

(Individual)

STATE OF	)
	)	ss.
COUNTY OF	)
     On this ___ day of                     , 20___, before me, a Notary Public in and for the State of                     , personally appeared                                         , the individual(s) who executed the within and foregoing instrument, and acknowledged said instrument to be his/her/their free and voluntary act and deed for the uses and purposes therein mentioned.

Notary Public in and for the State of

Residing at:

My commission expires:

(Partnership)

STATE OF	)
	)	ss.
COUNTY OF	)
     On this ___ day of                     , 20___, before me, a Notary Public in and for the State of                                         , personally appeared                     , to me known to be partner(s) of                                                             , the partnership that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said partnership, for the uses and purposes therein mentioned, and on oath stated that he/she/they is/are authorized to execute said instrument on behalf of the partnership.

Notary Public in and for the State of

Residing at:

My commission expires:

(Corporation)

STATE OF WASHINGTON	)
	)	ss.
COUNTY OF KING	)
     On this 9th day of May, 2008, before me, a Notary Public in and for the State of Washington, personally appeared Robert Kirkman, M.D., to me known to be the CEO, respectively, of Oncothyreon, the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he/she/they is/are authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

/s/ Marcia K. Newlun
Notary Public in and for the State of Washington
Residing at: Redmond My commission expires: March 9, 2009

Exhibit A

Exhibit B
EXAMPLE
     The intent is to include Lessee’s proportionate share of all Base Year Costs in Lessee’s Annual Base Rental Rate. It is further the intent to limit adjustments to Lessee’s Base Year Costs to actual increases in cost. The Operating Services that vary with occupancy are adjusted to the greater of actual occupancy or 100% occupancy for the base year to fairly establish the Base Year Costs at an equitable standard for comparison purposes. Comparison Years are similarly adjusted for purposes of fairness and equality. To prevent any confusion regarding computation of Base Year Costs, Comparison Year Costs and the adjustment of those costs to 100% occupancy, if necessary, we have set forth the following example. It is important to note that if adjustment to 100% occupancy is necessary, not all Operating Services are adjusted.
     Expenses requiring adjustment are those which are 100% dependent upon the change in footage and adjust with the change in occupied footage. This category includes electricity, water/sewer, superintendent, disposal, management, janitorial supplies, window washing, repair and maintenance, HVAC maintenance, and janitorial labor.
     Other expenses do not require adjustment nor are they dependent upon occupied footage change. These categories are the same whether the Building is empty or full. They are, insurance, security, elevator, landscaping and telephone.
     Real Estate Taxes are dependent upon independent assessment. Real Estate Taxes are not adjusted to 95%, but are established for each respective year based on the actual tax paid whether for the respective Base Year or each subsequent Comparison Year(s).
     Please note the expenses noted below which are and are not adjusted and the adjustment to each expense to achieve 95% occupancy, if necessary. The method of adjusting expenses depicted in the example will be followed when adjusting actual Operating Service Expenses for both the Base Year and Comparison Year(s).
HYPOTHETICAL FACTS

Building Occupancy:	80%
Actual Base Year Costs:	$375,000
Grossed Base Year Costs to 95%:	$440,000
Actual Comparison Year Costs: (see below)	$405,440
Grossed Comparison Year Costs to 95%: (see below)	$463,080
Tenant Premises:	10,000 RSF
Building RSF:	125,000 RSF
Tenant Proportionate Basis:	10,000 + 125,000 8%

EXAMPLE

	Actual	Grossed
Description	Expenses	Expenses
Percent Occupied	80.00%	95.00%	Methodology

Real Estate Taxes	$54,854	$54,854	Actual Cost

Operating Expenses
Insurance	$26,595	$26,595	Actual Cost
Electricity	$69,358	$82,363	Adjusts with occupancy
Water & Sewer	$4,945	$5,872	Adjusts with occupancy
Security	$5,000	$5,000	Actual Cost
Elevator	$7,526	$7,526	Actual Cost
Superintendent	$82,869	$98,407	Adjusts with occupancy
Landscaping	$2,912	$2,912	Actual Cost
Disposal	$15,502	$18,409	Adjusts with occupancy
Management	$41,680	$49,495	Adjusts with occupancy
Supplies	$4,339	$5,153	Adjusts with occupancy
Window Washing	$1,527	$1,813	Adjusts with occupancy
Repairs & Maintenance	$24,333	$28,895	Adjusts with occupancy
Telephone	$1,144	$1,144	Actual Cost
HVAC Maintenance	$6,208	$7,372	Adjusts with occupancy
Janitorial	$56,648	$67,270	Adjusts with occupancy
TOTALS:	$405,440	$463,080

Exhibit C
WORK LETTER
     1. Lessor consents to Lessee’s construction of the initial Tenant Improvements in the Premises as generally described on Schedule 1 attached hereto (the “Tenant Improvements”) and in accordance with the terms of this Work Letter.
     2. Before commencing construction, Lessee shall cause to be prepared final plans, specifications and working drawings of the Tenant Improvements (the “Final Plans”) as well as an estimate of the total cost for the Tenant Improvements (the “Cost Estimate”). The Final Plans and Cost Estimate shall be delivered to Lessor upon completion. Lessor shall have the right to reasonably approve the Final Plans as soon as reasonably possible after its receipt of such Final Plans but in no event later than ten (10) business days after receipt thereof; provided, however, that Lessor shall not withhold its consent to the extent the Final Plans are consistent with the design of the initial Tenant Improvements as described in Schedule 1 attached hereto. If Lessor fails to approve or disapprove such Final Plans with such ten (10) day period, then Lessor shall be deemed to have approved such Final Plans. Notwithstanding anything to the contrary herein, Lessee may terminate the Lease if Lessor unreasonably withholds its consent to the Final Plans (or any change to the Final Plans). Lessee shall be allowed to make changes in the Final Plans and Cost Estimate in its sole discretion; provided, however, that Lessor shall have the right to consent to any such change that materially affects the Building systems, the structural portions of the Building, or the cost of insurance or utilities; provided, that if Lessor fails to approve or disapprove any such change within ten (10) calendar days after receipt of notice from Lessee describing such change, then Lessor shall be deemed to have approved such changes.
     3. Lessee shall be entitled to receipt of the Space Planning Allowance and/or the TI Allowance (or such portion thereof that is allocable to the construction of the Tenant Improvements) upon the later of January 1, 2011 and the presentation of invoices and (in the case of the Additional TI Allowance only) conditional lien waivers of the initial Tenant Improvements.
     4. Lessor shall be solely responsible for the cost of and in no event shall any Allowance be used for the following: (a) costs related to the presence of Hazardous Materials in the Premises or the surrounding area, (b) costs incurred as a consequence of delay caused by Lessor, (c) penalties and late charges attributable to Lessor’s failure to fund any Allowance or otherwise pay for any amounts to be required to be paid by Lessor hereunder, and (d) costs to bring the Premises or the Building into compliance with applicable laws and restrictions, including, without limitation, the Americans with Disabilities Act and environmental laws, but except for compliance with laws exclusive to Lessee’s Tenant Improvements. In the event that the substantial completion of the Tenant Improvements is delayed beyond the Commencement Date of the Sublease due to the foregoing, Lessor shall reimburse Lessee for rents paid under the Sublease during such delay.
     5. In the event Lessor fails to fund all or any portion of any Allowance, Lessee may offset such amounts against the payment of rent under the Lease.

Schedule 1 to Work Letter
Description of Tenant Improvements